Exhibit 99.1

ITG Names Lee Shavel to its Board of Directors

NEW YORK, January 28, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that Lee Shavel has been appointed to its Board of Directors.

Earlier today, Mr. Shavel announced his retirement from Nasdaq, the financial trading, technology and financial services provider, where he has served as Chief Financial Officer and Executive Vice President of Corporate Strategy since 2011. He will continue to assist Nasdaq in transitioning his role through March 31, 2016. Prior to Nasdaq, Mr. Shavel spent 18 years at Bank of America Merrill Lynch, where he was Americas Head of Financial Institutions Investment Banking and prior to that Global Chief Operating Officer and Head of Finance, Securities and Technology in the Financial Institutions Group. Mr. Shavel began his career in finance at Citicorp. He graduated from the University of Pennsylvania with a B.S. in Economics from the Wharton School of Finance and a B.A. in English.

“We are delighted to welcome Lee to the Board of Directors,” said ITG Chairman Minder Cheng. “He is well respected in our industry for his acumen as a public company CFO and has served as a trusted advisor in a number of landmark financial technology transactions. My colleagues and I look forward to working with him and benefitting from his insights.”

Commenting on his appointment, Mr. Shavel said, “I am honored to join the Board of ITG, a firm with strong product offerings, a robust balance sheet and a unique franchise in serving institutional investors. ITG is well positioned to reassert its leadership in financial technology and

I look forward to working closely with ITG’s management and Board of Directors towards that goal.”

About ITG

ITG is a leading independent broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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